EXHIBIT 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS RECORD SECOND QUARTER
EARNINGS OF $0.45 PER DILUTED SHARE;
INCREASES FISCAL YEAR EPS GUIDANCE TO $2.05 PER DILUTED SHARE
Announces Declaration of Regular Quarterly dividend

PEMBROKE PINES, Florida, August 21, 2003. Claire’s Stores, Inc. (NYSE:CLE) today announced results for the second quarter of Fiscal 2004 and provided guidance relating to financial results for the third quarter and the balance of the year. The Company also announced the declaration of the regular quarterly dividend on its Common and Class A Common stock.

     Income from continuing operations for the second quarter of Fiscal 2004, which ended August 2, 2003, increased by 47 percent to a record $22.2 million, or a record $0.45 per diluted share, compared with $15.1 million or $0.31 per diluted share for the same period last year.

     For the second quarter of Fiscal 2004 net sales increased 11 percent to $264.9 million, compared with $238.7 million for the same period last year. Same store sales increased five percent during this period versus four percent in the second quarter of last year.

     Net income for the second quarter was a record $22.2 million or $0.45 per diluted share, compared to $16.9 million and $0.35 per diluted share for last year’s second quarter.

     Quarterly comparable same store sales by brand were as follows:

• Claire’s North America: positive high single digits

• Claire’s Europe: negative low single digits

• Icing by Claire’s: positive mid single digits

     Commenting on second quarter results, Acting Co-Chairman and Co-Chief Executive Officer, Marla Schaefer, said, “Our first quarter produced significant growth in revenues and EPS, a trend we continued during the second quarter. Signs of economic improvement are tentative at best. Despite this factor, we successfully drew customers into our stores and generated strong sales during the second quarter without the need for some of the promotional activity initially planned. As a result, we generated additional revenue and stronger than anticipated margins, giving rise to substantial growth in diluted EPS from continuing operations versus the second quarter of Fiscal 2003.

     The retail environment undoubtedly remains challenging. We believe, however, that our continued strong performance is attributable to our success at providing customers with merchandise that is simultaneously fresh, desirable and affordable.”

     Bonnie Schaefer, Acting Co-Chairman and Co-Chief Executive Officer, made further comments with respect to second quarter results and also provided guidance with respect to the third quarter and full fiscal year. “Claire’s North America and Icing by Claire’s each generated positive same store sales results that were in line with our internal projections. The shortfall, and negative same stores sales results, experienced in Europe are attributable to a number of unusual events, some of which were not foreseeable. Strikes in France and an extraordinary heat wave across Europe negatively impacted store traffic, with France being the most severely affected. Inventory issues in France have been addressed and fresh merchandise is now flowing into the stores.

     Our projections for the second half of the year take into account not only the continuing difficulties in Europe but the exceptionally high growth in same stores sales produced during the second half of last year in contrast to performance in the months following September 11, 2001. Revenues for the third quarter of Fiscal 2004 are projected within a range of $249 to $251 million compared to $230 million during the third quarter of last year, while same stores sales are projected to rise by approximately four percent. Income from continuing operations is estimated at $15 to $16 million for the third quarter, with diluted EPS of $0.31 to $0.32. For the full year, we are raising our guidance with respect to diluted EPS to $2.05 from our most recent guidance of $1.95. This compares to the $1.59 per diluted share reported for the fiscal year ended February 1, 2003.”

Year to Date Results

     For the first six months of Fiscal 2004, revenues grew 12.3 percent to $504.7 million from $449.1 million, while gross profit margins increased by 300 basis points to 52 percent versus 49 percent. Net income from continuing operations increased to $37.7 million or $0.77 per diluted share, from $23.4 million or $0.48 per diluted share, an increase of 61 percent. Same store sales increased six percent, versus an increase of only one percent during the first six months of fiscal 2003.

Store Count: End of Second Quarter:

	August 2, 2003	August 3, 2002

Claire’s North America	1,654	1,646
Claire’s Europe	674	596
Icing by Claire’s	501	552
Claire’s Nippon	119	99

Total	2,948	2,893

Regular Quarterly Dividend

The Company also announced that its Board of Directors has declared the regular quarterly cash dividend of $0.06 per share of Common stock and $0.03 per share on its Class A Common stock. Payment will be made on September 19th, 2003 to shareholders of record on September 5th , 2003.

Conference Call Information

The Company will host a conference call for the second quarter of Fiscal 2004 on August 21, 2003, at 10:00 a.m. (EST). The call in number is 312-470-0029 and the password is “Claires.”

A replay will be available through Friday August 29, 2003, at 2.00 p.m. The replay number is 402-998-0758 and the password is 25247. The conference call is also archived on the Company’s corporate website at http://www.clairestores.com under the link for Financial Information.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of August 2, 2003, Claire’s Stores, Inc. operated approximately 2,800 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 100 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Contact: Ira Kaplan, Senior Vice President and CFO Phone: (954) 433-3900, Fax: (954) 433-3999 or via E-mail: ira.kaplan@claires.com

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CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	August 2, 2003	August 3, 2002

Assets
Current assets:
Cash and cash equivalents	$208,183,000	$117,420,000
Inventory	90,458,000	83,470,000
Prepaid expenses and other current assets	47,140,000	52,913,000

Total current assets	345,781,000	253,803,000

Property and equipment:
Land and building	18,134,000	17,984,000
Furniture, fixtures and equipment	213,580,000	198,545,000
Leasehold improvements	171,410,000	144,017,000

	403,124,000	360,546,000
Less accumulated depreciation and amortization	(225,858,000)	(194,195,000)

	177,266,000	166,351,000

Intangible assets, net	32,414,000	24,276,000
Goodwill	198,134,000	196,074,000
Other assets	13,490,000	26,088,000

Total Assets	$767,085,000	$666,592,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$41,291,000	$27,811,000
Trade accounts payable	44,852,000	37,127,000
Income taxes payable	3,343,000	2,889,000
Accrued expenses	49,577,000	33,666,000

Total current liabilities	139,063,000	101,493,000

Long-term liabilities:
Long-term debt, excluding current portion	62,500,000	103,443,000
Deferred credits	16,049,000	15,265,000
Deferred tax liability	12,833,000	7,319,000

Total long-term liabilities	91,382,000	126,027,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	134,000	141,000
Common stock- par value $0.05 per share	2,312,000	2,298,000
Additional paid-in capital	33,856,000	29,871,000
Other comprehensive income (loss)	8,585,000	(3,194,000)
Retained earnings	491,753,000	410,408,000

	536,640,000	439,524,000
Less treasury stock, at cost (109,882 shares)	—	(452,000)

Total Stockholders’ Equity	536,640,000	439,072,000

Total Liabilities and Stockholders’ Equity	$767,085,000	$666,592,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

		THREE MONTHS ENDED				SIX MONTHS ENDED

	August 2, 2003		August 3, 2002		August 2, 2003		August 3, 2002

Net sales	$264,949,000	100.0%	$238,740,000	100.0%	$504,705,000	100.0%	$449,101,000	100.0%
Cost of sales, occupancy and buying expenses	127,084,000	48.0%	121,110,000	50.7%	242,224,000	48.0%	228,890,000	51.0%

Gross Profit	137,865,000	52.0%	117,630,000	49.3%	262,481,000	52.0%	220,211,000	49.0%

Other Expenses:
Selling, general & adminstrative	93,602,000	35.3%	84,505,000	35.4%	184,592,000	36.6%	164,906,000	36.7%
Depreciation and amortization	10,391,000	3.9%	9,295,000	3.9%	20,245,000	4.0%	18,097,000	4.0%
Depreciation and amortization	644,000	0.2%	1,138,000	0.5%	1,416,000	0.3%	2,229,000	0.5%
Interest expense	(900,000)	-0.3%	(394,000)	-0.2%	(1,844,000)	-0.4%	(855,000)	-0.2%

	103,737,000	39.2%	94,544,000	39.6%	204,409,000	40.5%	184,377,000	41.1%

Income before income taxes	34,128,000	12.9%	23,086,000	9.7%	58,072,000	11.5%	35,834,000	8.0%
Income taxes	11,947,000	4.5%	8,008,000	3.4%	20,325,000	4.0%	12,475,000	2.8%

Income from continuing operations	22,181,000	8.4%	15,078,000	6.3%	37,747,000	7.5%	23,359,000	5.2%

Discontinued operation:
Gain on disposal of Lux Corp. less applicable income tax expense of $0, $1,078,000, $0 and $1,078,000, respectively	—		1,796,000		—		1,796,000

Gain from discontinued operation	—		1,796,000		—		1,796,000

Net income	$22,181,000	8.4%	$16,874,000	7.1%	$37,747,000	7.5%	$25,155,000	5.6%

Net Income per share:
Income from continuing operations	$0.45		$0.31		$0.77		$0.48

Gain from disposal of discontinued operation	—		0.04		—		0.04

Net gain from discontinued operation	—		0.04		—		0.04

Basic	$0.45		$0.35		$0.77		$0.52

Income from continuing operations	$0.45		$0.31		$0.77		$0.48

Gain from disposal of discontinued operation	—		0.04		—		0.04

Net gain from discontinued operation	—		0.04		—		0.04

Diluted	$0.45		$0.35		$0.77		$0.52

Weighted Average Number of Shares Outstanding:
Basic	48,901,000		48,671,000		48,874,500		48,671,000

Diluted	49,122,000		48,821,000		49,084,500		48,817,000

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